Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-91361 and No. 333-84276) on Form S-3, the Registration Statements (No. 33-46562, No. 33-60061, No. 333-37148, No. 333-60806, No. 333-64992, No. 333-65004, No. 333-105090, No. 333-109181 and No. 333-124854) on Form S-8, and the Registration Statements (No. 33-48956 and No. 333-17015) on Form S-4 of CenturyTel, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 which reports appear in the December 31, 2006 annual report on Form 10-K of CenturyTel, Inc. Our report on the consolidated financial statements includes an explanatory paragraph regarding the Company’s change in the method of accounting for share-based payments and pension and postretirement benefits in 2006.

/s/ KPMG LLP
March 1, 2007